AMENDMENT TO THE ADVISOR MANAGED PORTFOLIOS FUND SERVICING AGREEMENT THIS AMENDMENT effective as of the last date on the signature block, to the Fund Servicing Agreement dated as of September 14, 2023, as amended, (the Agreement ) is entered into by and between ADVISOR MANAGED PORTFOLIOS, a Delaware statutory trust (the Trust U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES Fund Services RECITALS WHEREAS, the parties have entered into the Agreement; and WHEREAS, the parties desire to amend the Agreement to add a fund and fee schedule to the Agreement; and WHEREAS, Section 13(F) of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees. NOW, THEREFORE, the parties agree as follows: 1. The Exhibit for Sound Capital Solutions LLC attached hereto, is hereby added to the Agreement. Except to the extent amended hereby, the Agreement shall remain in full force and effect. IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below. ADVISOR MANAGED PORTFOLIOS U.S. BANCORP FUND SERVICES, LLC By: By: Name: Title: Date: Russell Simon President 2/1/2024 Name: Title: Date: Jason Hadler Sr. Vice President February 12, 2024

DocuSign Envelope ID: 6120444F-1B67-49DD-91BA-5487408F9453

Exhibit for Sound Capital Solutions LLC
to the
Advisor Managed Portfolios Fund Servicing Agreement

Name of Series
Optimize Strategy Index ETF
The Trenchless Fund ETF

Fund Start-up & Registration Services Project Fee Schedule

Regulatory Administration Service Proposal - In support of external legal counsel

(Subject to services provided; if applicable)
[ ] per project - one fund
[ ] per project - two funds
[ ] per project - three funds
[ ] per project - four funds Negotiated Fee
- five funds and above

[ ] - Additional fee per sub-adviser for 2 or more sub-advisers
Above fees are applicable when all new funds are registered in same statutory prospectus.
(Excludes Trust counsel fee; subject to services provided, if applicable)

Note: External legal costs are included in the above fee, unless otherwise stated, for the first fund(s) launched by adviser. Additional reviews by Trust counsel for extraordinary circumstances are billed at cost.

Additional Regulatory Administration Services

- [ ] per fund or as negotiated - Subsequent new fund launch
- Drafting SEC exemptive order application for required relief Negotiated fee

Ongoing Annual Regulatory Administration Services

Add the following for regulatory administration services in support of external legal counsel, including annual registration statement update and drafting of supplements

- [ ] for first three active or inactive funds in same statutory prospectus
- [ ] for each additional active or inactive fund in the same statutory prospectus ■ Fees negotiated for funds 4+

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

- Postage, if necessary
- Federal and state regulatory filing fees
- Expenses from Board of Trustee meetings
- Third party auditing
- EDGAR/iXBRL filing
- All other Miscellaneous expenses

Fund startup and registration services project fee is paid for by the adviser and not the Fund(s). This non-refundable fee is not able to be recouped by the adviser under the expense waiver limitation or similar agreement. Fund startup and registration fees are billed 50% following the selection of U.S. Bank and 50% 75 days after the preliminary registration statement is filed with the SEC.
Extraordinary services - negotiated upon specific requirements - Multi-managed funds, proxy, expedited filings, asset conversion, fulcrum fee, other exemptive applications

Base Fee for Accounting, Administration, Transfer Agent & Account Services The following reflects the greater of the basis point fee or annual minimum where Sound Capital Solutions LLC (the "Adviser") acts as investment adviser to the fund(s) in the same registered investment company. Annual Minimum per Fund¹ Basis Points on Trust AUM¹ [ ] for Funds 1-5 4 on the first [ ] [ ] for Funds 6-10 3.5 on the next [ ] [ ] for Funds 11+ 3 on the next [ ] on the balance ¹ Subject to annual CPI increase - All Urban Consumers - U.S. City Average index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative). See APPENDIX A for Services and Associated Fees in addition to the Base Fee See APPENDIX B for OPTIONAL Supplemental Services and Associated Fees Once a Fund is operational, should this service agreement with U.S. Bank be terminated prior to the end of the initial two year period, Adviser will be responsible for the balance of the minimum fees for the remainder of the service agreement's 12-month period beginning with the Fund's launch or any anniversary of launch. Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements). All annual fees described in this fee schedule (including appendices) are calculated pro rata and billed monthly

APPENDIX A - Accounting, Administration, Transfer Agent & Account Services (in addition to the Base Fee) Pricing Services For daily pricing of each securities (estimated 252 pricing days annually) [ ] - Listed Instruments and rates which may include but are not limited to: Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps [ ] - Lower Tier Cost Fixed Income Instruments which may include but are not limited to: Domestic Corporate, Governments and Agency Bonds, Mortgage Backed Securities, and Municipal Bonds [ ] - Higher Tier Cost Fixed Income Instruments which may include but are not limited to: CMO and Asset Backed Securities, Money Market Instruments, Foreign Corporates, Government and Agency Bonds, and High Yield Bonds. [ ] - Bank Loans [ ] Intraday money market funds pricing, up to 3 times per day [ ] per Month Manual Security Pricing (>25 per day) Derivative Instruments are generally charged at the following rates: [ ] - Interest Rate Swaps, Foreign Currency Swaps [ ] - Swaptions [ ] - Credit Default Swaps Note: Prices are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Prices do not include set-up fees which may be charged on certain derivative instruments such as swaps. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security types, such as CLOs CDO and complex derivative instruments, which may result in additional swap setup fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements Corporate Action, Factor Services, and ETF Income Projection Service Charges Fee for ICE data used to monitor corporate actions [ ] per Foreign Equity Security per Month [ ] per Domestic Equity Security per Month [ ] per CMOs, Asset Backed, Mortgage Backed Security per Month[ ] for ETF Funds for factor services [ ] per Mortgage-Backed Security per Month/no charge for ETF Funds for factor services [ ] per Fixed Income Security per Month for ETF Funds only for ETF income projections Index Service Fees [ ] per month per fund: Tier 0 for maintenance of data for performance calculations where the client is supplying the Index data [ ] per month per fund: Tier 1 including but not limited to: ICE Indexes, Morningstar, Bloomberg, S&P Global, Dow Jones, CBOE, and HFRI Indexes

DocuSign Envelope ID: 6120444F-1B67-49DD-91BA-5487408F9453

- [ ] per month per fund: Tier 2 including but not limited to: MSCI Indexes, FTSE Russell
- [ ] per month per fund: Tier 3 including but not limited to: Wilshire Indexes, Lipper JPM
- [ ] per month per fund additional fee for creation of a blended index, in addition to Tier index fees

Note: Rates are tiered based upon rates charged by the index provider and are subject to change. S&P Global and Dow Jones are their standard packages only, specialized packages from all index providers will result in a higher fee. Use of other, custom, and blended indexes may result in additional fees. Index providers may require a direct contract in addition to the above service contract, which may result in additional fees payable to the index provider.

Trust Chief Compliance Officer Annual Fee

- [ ] for the first fund (subject to Board approval)
  - [ ] for each additional fund 2-5 (subject to change based on Board review and approval)
- [ ] for each fund over 5 funds
- [ ] per sub-adviser per fund (capped at [ ]per sub-adviser over the fund complex)

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).
Per adviser relationship, and subject to change based upon board review and approval.

Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)

- [ ] per security per month for fund administrative

SEC Modernization Requirements

- [ ] per year, per Fund - Form N-PORT
- [ ] per year, per Fund - Form N-CEN

Section 15(c) Reporting

- [ ] per fund per standard reporting package*
- Additional 15c reporting is subject to additional charges
- Standard data source - Morningstar; additional charges will apply for other data services

*Standard reporting packages for annual 15(c) meeting

- Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
- Performance reporting package: Peer Comparison Report

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: Charges associated with accelerated effectiveness at DTCC SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and travel related costs.

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements). Fees are calculated pro rata and billed monthly

APPENDIX B - OPTIONAL Supplemental Services for Fund Accounting, Fund Administration & Portfolio Compliance (provided by U.S. Bank upon client request) Daily Compliance Services [ ] per fund per year - Base fee [ ] per fund group - Setup Section 18 Daily Compliance Testing (for derivatives and leverage) [ ] set up fee per fund complex [ ] per fund per month Tailored Shareholder Reporting [ ]per year per fund for the first class plus [ ] per year per class after the first class C- Corp Administrative Services [ ] plus U.S. Bank Fee Schedule - 1940 Act C-Corp [ ] plus U.S. Bank Fee Schedule - 1933 Act C-Corp Controlled Foreign Corporation (CFC) [ ] plus U.S. Bank Fee Schedule Fees for Special Situations: Fee will be assessed. Customized delivery of data: TBD Core Tax Services M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two). Optional Tax Services [ ] per year - Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs) [ ] per additional estimate - Additional Capital Gain Dividend Estimates - (First two included in core services) [ ] per additional return - State tax returns - (First two included in core services)

Tax Reporting - C-Corporations Federal Tax Returns [ ] - Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis) Included in the return fees - Prepare Federal and State extensions (If Applicable) [ ] Per estimate - Prepare provision estimates State Tax Returns [ ] per state return - Prepare state income tax returns for funds and blocker entities [ ] per state return - Sign state income tax returns Assist in filing state income tax returns- Included with preparation of returns [ ] per fund - State tax notice consultative support and resolution Fees are calculated pro rata and billed monthly Sound Capital Solutions LLC By: Name: Title: